Exhibit 99.2

JARDEN CORPORATION Reconciliation of GAAP to NON GAAP

	Three months ended		Six months ended
(in millions)	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Reconciliation of Non-GAAP measure:
Net income (loss)	38.4	44.9	$(20.6)	$53.8
Income tax provision	37.1	26.0	27.2	32.6
Interest expense, net	43.9	38.8	84.1	75.0
Depreciation and amortization	35.6	31.3	66.5	61.7

Earnings before interest, taxes, depreciation and amortization (EBITDA)	155.0	141.0	157.2	223.1

Other adjustments:
Reorganization, acquisition-related integration costs, net	—	5.6	—	15.0
Transactions related items	(6.6)	—	14.5	—
Venezuela hyperinflationary and devaluation charge	—	—	78.1	—
Impairment of goodwill and other intangibles	18.3	—	18.3	—
Fair value adjustment to inventory	25.3	—	25.3	—

As Adjusted EBITDA	$192.0	$146.6	$293.4	$238.1

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange and the Mapa Spontex acquisition from year over year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth for the three months ended June 30, 2010:

	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	9.1%	2.4%	89.5%	43.7%	10.0%	21.9%
Foreign exchange impacts	(0.6)%	3.3%	(0.9)%	0.3%	0.0%	0.6%
Less: Mapa Spontex acquisition	0.0%	0.0%	(86.2)%	0.0%	0.0%	(13.8)%

Organic net sales growth	8.5%	5.7%	2.4%	44.0%	10.0%	8.7%